                                                                     EXHIBIT 6.7

                         COMMON SENSE(SM) DISTRIBUTORS
                               SELLING AGREEMENT
                                      WITH
                              PFS INVESTMENTS INC.


         This Selling Agreement made and entered into this 21st day of February, 1995, in Duluth, Georgia by and between Common Sense Distributors, an indirect subsidiary of The Travelers Inc. with principal office and place of business at 3100 Breckinridge Boulevard, Duluth, Georgia 30199-0001 ("Distributors"), and PFS Investments Inc., a Georgia corporation with principal office and place of business at 3100 Breckinridge Boulevard, Duluth, Georgia 30199-0001 ("Dealer").

         WHEREAS, Distributors has entered into a contract with COMMON SENSE(SM) TRUST, a diversified, open-end management company, organized as a Massachusetts business trust under the terms of which contract Distributors will act as Principal Underwriter, as defined in the Investment Company Act of 1940, for the sale of shares of Common Sense II Emerging Growth Fund and Common Sense II International Equity Fund, with the right to purchase shares of the above mutual funds (the "Funds") for distribution of such shares exclusively to Dealer for Dealer's sale to investors; and

         WHEREAS, Distributors and Dealer desire to enter into an agreement whereby Dealer will act as the exclusive selling broker-dealer of shares of the Funds;

         NOW, THEREFORE, IT IS AGREED between Distributors and Dealer as follows:

         (1) Distributors will distribute shares of the Funds only through Dealer and through no other broker.

         (2) Dealer retains and has the right to act as broker-dealer for other securities, including without limitation other mutual funds and other brokerage activities.

         (3) In performing its function as Principal Underwriter, Distributors acts as an independent contractor to perform the functions as distribution agent for the Funds. In no respect is Distributors an actual agent for the Funds.

         (4) Shares purchased from Distributors for sale to the public shall be offered and sold at the price or prices, and on the terms and conditions, set forth in the currently effective prospectuses of the Funds. Dealer may act as investor for its own account, and in the sale of shares to the public as agent for Dealer's customers and in no transaction shall Dealer have any authority to act or hold itself out as agent for Distributors, any of the Funds, the Funds' Custodians, the Funds' Transfer Agent, or any other party, and nothing in this agreement shall constitute Dealer a partner, employee or agent of Distributors or give Dealer any authority to act for Distributors. Neither Distributors nor the Funds shall be liable for any of Dealer's acts or obligations as a broker-dealer under this agreement.

         (5) Shares purchased from Distributors for sale to the public shall be purchased only to cover orders previously received by Dealer from Dealer's customers. Shares purchased for Dealer's own bona fide investment shall not be reoffered or sold except to the applicable Fund.

                 Distributors agrees to purchase shares only for investment or to cover orders received. Dealer will not purchase for any other securities broker or dealer. Dealer will not withhold placing any customers' order so as to profit therefrom.

         (6) Only unconditional orders for a designated number of shares or dollar amount of investment shall be accepted. Procedures relating to handling orders shall be conveyed by Distributors to Dealer from time to time. All orders are subject to acceptance or rejection by Distributors in its sole discretion. All purchase orders received by Distributors will be subject to receipt of shares by Distributors from the Funds.

         (7) If any shares sold to or through Dealer under the terms of this agreement are repurchased by Distributors or by the Funds or are tendered for redemption within seven business days after date of Distributors' confirmation, Distributors and Dealer each agree to pay to the Fund all commissions they respectively received on such shares.

         (8) On sales by Dealer to the public, Dealer shall receive the applicable selling commission and/or concessions, as provided in the current prospectus of the Funds, as amended from time to time. All commissions and concessions are subject to change without notice by the Distributor and will comply with all changes in regulatory requirements. Dealer agrees that it will not combine customer orders to reach breakpoints in commissions for any purpose whatsoever unless authorized by the then current prospectus of the Funds or by Distributors in writing.

                 Dealer agrees to advise Distributors of any letter of intent signed by the customer when placing wire trades. If Dealer fails to do so, it will be liable to Distributors for return of commissions plus interest thereon.

                 Shareholders may not purchase or accumulate purchases of shares with a net asset value of more than $10,000,000 in any one of the Funds, except with the prior written consent, and in the sole discretion of Distributors.

                 Distributors may, from time to time, for promotional purposes, reallow more of the sales charge to Dealer on sales by Dealer or its representatives. Any such additional reallowances shall take effect in accordance with the terms and conditions contained in written notification to Dealer.

         (9) Remittance of the net amount due for shares purchased from Distributors shall be made payable to Common Sense Shareholder Services ("Services"), Agent for Distributors, in Atlanta funds, within the time specified by the rules of the NASD. Payments from Dealer to Services shall be sent to 3100 Breckinridge Boulevard, Duluth, Georgia 30199-0062, along with Dealer's transfer instructions on the appropriate copy of Distributors' confirmation of sale to Dealer. If such payment is not received by Distributors, it reserves the right to liquidate the shares purchased for Dealer's account and risk. Promptly upon receipt of payment, shares sold to Dealer shall be deposited by Services to an account on the books of the Fund(s) in accordance with Dealer's instructions. Certificates will not be issued unless specifically requested, and Distributors reserves the right to levy a charge for issuance of certificates.

         (10) Dealer represents that: it is, and at the time of purchasing any shares of the Funds will be, registered as a broker-dealer with the U.S. Securities and Exchange Commission, a member in good standing of the NASD and qualified to act as a broker-dealer in the states or jurisdictions in which it intends to offer shares of the Funds; and it will abide by all applicable federal and state statutes and rules and the rules of the NASD. The Dealer will provide immediate notice to Distributors if Dealer becomes the subject of an order of expulsion or suspension. Expulsion from the NASD will automatically terminate this agreement. In the event of expulsion or suspension, no commissions will be paid to the Dealer.

         (11) No person is authorized to make any representations concerning shares of any of the Funds except those contained in the current prospectus or statement of additional information for such Fund, as amended from time to time. In purchasing shares from Distributors, Dealer shall rely solely on the representations contained in such prospectuses and statements of additional information.

         (12) Additional copies of the current prospectuses, statements of additional information and other literature will be supplied by Distributors to Dealer in reasonable quantities upon request.

         (13) Dealer will not advertise the Funds in any manner whatsoever without the prior written approval of Distributors.

         (14) Distributors reserves the right in its discretion, upon written notice to Dealer, to suspend sales or withdraw the offering of shares entirely or to modify or cancel this agreement.

         (15) Dealer reserves the right to cancel this agreement at any time upon written notice to Distributors.

         (16) This agreement shall terminate automatically in the event of its assignment by Dealer.

         (17) Distributors shall indemnify and hold Dealer harmless from and against any and all liability, claims, actions, cost, payment and expense arising out of, because of or as a result of any act or omission of Distributors.

         (18) All communications and notices to a party shall be sent to the party at its address stated in the Preamble. This agreement shall be construed in accordance with the laws of Georgia.

                                        COMMON SENSE DISTRIBUTORS


                                        By:     /s/ Gregory C. Pitts



                                        PFS INVESTMENTS INC.
                                        a Georgia corporation


                                        By:     /s/ Daniel D. McConnell
                                                Senior Vice President